                                                                   EXHIBIT #10.9

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT (the "Agreement"), dated September 30, 2004, is made by and among INDEPENDENT BANK CORPORATION, a Michigan corporation ("IBC"), THE EDWARD M. WALDER TRUST and THE PAUL M. WALDER TRUST (each, a "Shareholder" and together, the "Shareholders"), and J.P. MORGAN TRUST COMPANY, N.A., a national banking association (the "Escrow Agent").

                                    RECITALS

     A. The Shareholders are former shareholders of Mepco Insurance Premium Financing, Inc., a former Illinois corporation ("Mepco-Illinois"). Pursuant to an Agreement and Plan of Merger by and among the Shareholders, IBC, and certain other parties, dated as of February 24, 2003, as amended (the "Merger Agreement"), Mepco-Illinois was merged with and into Mepco Insurance Premium Financing, Inc., a Michigan corporation formerly known as IBC Merger Co., Inc. ("Mepco-Michigan"). The merger was effective April 15, 2003. Mepco-Michigan is wholly-owned by Independent Bank, a Michigan banking corporation and a wholly-owned subsidiary of IBC.

     B. During the second quarter of 2004, IBC received an unsolicited, anonymous letter regarding certain business practices at Mepco-Michigan (occurring both before and after the merger described above). IBC processed this letter in compliance with its internal Policy Regarding the Resolution of Reports on the Company's Accounting, Internal Controls and Other Business Practices. Under the direction of IBC's Audit Committee, IBC engaged special legal counsel to investigate the matters raised in the anonymous letter (the "Investigation"). As of the date of this Agreement, the Investigation is still ongoing.

     C. As a result of the Investigation, IBC recorded a liability of Two Million Seven Hundred Thousand Dollars ($2,700,000) during the quarter ended June 30, 2004, with a corresponding charge to its earnings for potential third party claims related to the matters that are the subject of the Investigation. In response to the results of the Investigation received after June 30, 2004, IBC may incur an additional liability (with a corresponding charge to earnings) for such potential third party claims of up to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Additional Liability").

     D. Pursuant to Article VIII of the Merger Agreement, each of the Shareholders has or may have certain indemnification obligations to IBC with respect to the losses IBC has incurred and will incur in connection with the Investigation and the matters that are the subject of the Investigation.

     E. In order to fund and pay any liabilities incurred by IBC as a result of matters pertaining to the substance of the Investigation in excess of the amount accrued by IBC through June 30, 2004, and until the Investigation is completed and any indemnification obligations of the Shareholders under the Merger Agreement are finally resolved, the Shareholders have agreed to escrow shares of IBC common stock, $1 par value per share ("IBC Stock"), with a value equal to at least Two Million Five Hundred Thousand Dollars ($2,500,000), to be held by the Escrow Agent pursuant to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Agreement, and the mutual promises contained in this Agreement, and intending to be legally bound thereby, the parties agree as follows:

     1. Appointment of Escrow Agent. IBC and the Shareholders appoint the Escrow Agent as an escrow agent to receive, hold, administer, and deliver the Escrowed Shares (as defined below) in accordance with this Agreement, and the Escrow Agent accepts such appointment, all subject to the terms and conditions of this Agreement. The Escrow Agent agrees to hold the Escrowed Shares in such a way that they will be available for distribution in accordance with the terms and conditions of this Agreement. The Escrow Agent shall not distribute or release any of the Escrowed Shares except in accordance with the express terms and conditions of this Agreement.

     2. Deliveries to the Escrow Agent.

          (a) Initial Deliveries. Simultaneously with the execution of this Agreement, the Shareholders shall cause one or more stock certificates, each registered in the name of either Shareholder or both Shareholders, and collectively representing no fewer than a number of shares of IBC Stock with a Market Value (as defined below) of at least Two Million Five Hundred Thousand Dollars ($2,500,000) as of the date of this Agreement, to be delivered to the Escrow Agent to be held in escrow pursuant to the terms and conditions of this Agreement. The Shareholders shall identify for the Escrow Agent those shares of IBC Stock that are registered or unregistered. Each such stock certificate shall be accompanied by an assignment of stock in the form attached as Exhibit A, duly executed by the Shareholder(s) in whose name(s) the certificate is registered, delivering all of such Shareholder's interest in the shares of IBC Stock represented by the certificate to the Escrow Agent. The shares of IBC Stock and the assignments of stock delivered by the Shareholders to the Escrow Agent pursuant to this Section 2 (including those delivered pursuant to subsections
(b) and (c) below) are collectively referred to as the "Escrowed Shares."

          (b) Subsequent Deliveries. Subject to the conditions of this Section 2(b), at all times that this Agreement is in effect, the Shareholders shall ensure that the Market Value of the Escrowed Shares is at least equal to the difference between (i) Two Million Five Hundred Thousand Dollars ($2,500,000) and (ii) the Market Value of all Escrowed Shares distributed pursuant to Section 4 below. Commencing October 1, 2004, if the Market Value of the Escrowed Shares falls below ninety percent (90%) of such difference, the Shareholders shall be jointly and severally obligated to immediately deposit additional shares of IBC Stock with an aggregate Market Value equal to the total difference, accompanied by duly executed assignments of stock in the form attached as Exhibit A, to the Escrow Agent. Commencing October 1, 2004, if the Market Value of the Escrowed Shares exceeds one hundred ten percent (110%) of such difference, IBC and the Shareholders shall direct the Escrow Agent, under the procedures set forth in
Section 4(i) below, to distribute to the Shareholders Escrowed Shares with an aggregate Market Value equal to the total excess. The Market Value of IBC Stock shall be determined in accordance with Section 3 below.


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
          (c) Ability to Swap. Either Shareholder shall have the right to exchange shares of IBC Stock that it owns with an equal number of shares of IBC Stock then held by the Escrow Agent as Escrowed Shares. If either Shareholder desires to exercise this right, it shall notify IBC, and IBC shall execute a written agreement with such Shareholder to be provided to the Escrow Agent pursuant to Section 4(i) below, effecting such exchange of shares.

          (d) Reduction of Additional Liability. If IBC and the Shareholders determine, from time to time, that the amount of the Additional Liability should be reduced, they shall direct the Escrow Agent, under the procedures set forth in Section 4(i) below, to distribute to the Shareholders Escrowed Shares with an aggregate Market Value equal to the amount by which IBC and the Shareholders agree that the Additional Liability should be reduced. The Market Value of IBC Stock shall be determined in accordance with Section 3 below.

     3. Valuation of Escrowed Shares. For all purposes of this Agreement (including, without limitation, Section 5 below), the Escrowed Shares shall be valued at their Market Value. The "Market Value" per share of IBC Stock shall be the last reported sale price of a share of IBC Stock, as quoted on the NASDAQ National Market System, for the trading day immediately preceding the date on which the determination of Market Value is being made.

     4. Disbursement of Escrowed Shares. Within five (5) business days of its receipt of either (i) a written notice, signed by IBC and each Shareholder, directing the distribution of all or any portion of the Escrowed Shares, or (ii) a written notice from IBC (x) certifying, in good faith, that an event set forth in Section 5 of this Agreement has occurred, (y) specifying the number of Escrowed Shares to be distributed, and (z) directing the distribution of all or any portion of the Escrowed Shares, the Escrow Agent shall distribute the Escrowed Shares (or such portion of the Escrowed Shares set forth in such notice) as directed by such written notice. The Escrow Agent shall first distribute to IBC those Escrowed Shares that are unregistered, as identified by the Shareholders under Section 2(a) above. No disbursement of any of the Escrowed Shares shall (i) increase, decrease or otherwise alter or affect the indemnification rights, if any, of IBC pursuant to the Merger Agreement, (ii) increase, decrease or otherwise alter or affect the indemnification obligations, if any, of the Shareholders pursuant to the Merger Agreement, (iii) constitute an admission by IBC that the disbursement of Escrowed Shares to IBC constitutes a satisfaction of the Shareholders indemnification obligations pursuant to the Merger Agreement, (iv) constitute an admission by the Shareholders that IBC is entitled to indemnification pursuant to the Merger Agreement, or (v) otherwise be determinative or dispositive of any rights or obligations of IBC or the Shareholders pursuant to the Merger Agreement.

     5. Events Allowing Distribution to IBC. In addition to a distribution of Escrowed Shares pursuant to a mutual written agreement with the Shareholders, but subject to the occurrence of the conditions precedent set forth in Section 6 below, IBC shall have the right to have all or a portion of the Escrowed Shares distributed to it upon the occurrence of either of the following events:

          (a) Required Escheat or Other Payments. If IBC has received an opinion of Varnum, Riddering, Schmidt & Howlett LLP ("VRS&H") that Mepco-Michigan (or any affiliate of Mepco-Michigan) is legally required to escheat or to pay any amount or amounts of money to any state or other jurisdiction or to any person or entity (including, without limitation, refunds of


                                       3
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unearned premiums) as a direct or indirect result of any of the matters pertaining to the substance of the Investigation, then IBC shall be entitled to have distributed to it a number of Escrowed Shares with a Market Value equal to the Net Payment Amount (defined below). In the event that Mepco-Michigan (or any affiliate of Mepco-Michigan) does not actually escheat or pay any portion of the Net Payment Amount to any such state, jurisdiction, person or entity, IBC shall return to the Escrow Agent (or the Shareholders in the event that this Agreement has terminated) the portion of the distributed Escrowed Shares representing the unpaid portion of the Net Payment Amount. No such opinion of VRS&H shall increase, decrease, alter, affect or otherwise be determinative or dispositive of any rights or obligations of IBC or the Shareholders pursuant to the Merger Agreement.

          (b) Third Party Demands. If IBC has received a written demand from any third party for the payment by Mepco-Michigan (or any affiliate of Mepco-Michigan) of any amount or amounts of money as a result of any of the matters pertaining to the substance of the Investigation (a "Third Party Claim") that IBC believes, in good faith, is a valid demand, then IBC shall be entitled to have distributed to it a number of Escrowed Shares with a Market Value equal to the Net Payment Amount. IBC shall have no duty to challenge or otherwise resist such third party demand or cause Mepco-Michigan (or any affiliate of Mepco-Michigan) to challenge or otherwise resist such third party demand. Notwithstanding the foregoing, IBC shall not be entitled to receive a distribution of Escrowed Shares pursuant to this subsection (b) if the Shareholders have assumed the defense of such Third Party Claim and are continuing to assume such defense pursuant to the procedures set forth in the Merger Agreement. In the event that Mepco-Michigan (or any affiliate of Mepco-Michigan) does not actually pay any portion of the Net Payment Amount to any such third party, IBC shall return to the Escrow Agent (or the Shareholders in the event that this Agreement has terminated) the portion of the distributed Escrowed Shares representing the unpaid portion of the Net Payment Amount. No such determination by IBC with respect to any such Third Party Claim shall increase, decrease, alter, affect or otherwise be determinative or dispositive of any rights or obligations of IBC or the Shareholders pursuant to the Merger Agreement.

          The "Net Payment Amount" shall equal the amount(s) to be escheated or otherwise paid by Mepco-Michigan (or any affiliate of Mepco-Michigan), less the tax benefit reasonably expected to be realized by IBC (or any of its affiliates) arising from the deductibility of such payment(s). The number of Escrowed Shares to be distributed to IBC shall equal the Net Payment Amount divided by the Market Value as of the date IBC provides notice to the Escrow Agent.

     6. Conditions Precedent. Notwithstanding Section 5 above, IBC shall have no right to any distribution of Escrowed Shares pursuant to Section 5 above until the following conditions precedent have been satisfied:

          (a) Threshold Payment. Mepco-Michigan and its affiliates shall have paid an aggregate of Two Million Seven Hundred Thousand Dollars ($2,700,000) in satisfaction of the obligations described in Sections 5(a) and 5(b) above.

          (b) Notice to Shareholders. IBC shall give written notice to each Shareholder (i) not less than twenty (20) days before IBC provides a certification to the Escrow Agent pursuant to Section 4(ii) above, and (ii) upon IBC's receipt of any third party demand that IBC


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reasonably believes may result in a payment pursuant to Section 5(b) above.
After receiving any such notice, either Shareholder shall have the right to provide IBC with any relevant information as to why the proposed payment is not the obligation of Mepco-Michigan (or an affiliate of Mepco-Michigan); provided, however, that subject to the conditions and requirements set forth in Sections 5(a) and 5(b) above, the determination to tender such payment shall be at the sole discretion of IBC. No such determination by IBC shall increase, decrease, alter, affect or otherwise be determinative or dispositive of any rights or obligations of IBC or the Shareholders pursuant to the Merger Agreement.

     7. Cash Payment in Lieu of Distribution of Shares. If the Shareholders receive a notice from IBC pursuant to Section 6(b) above, the Shareholders shall have the right to pay to IBC an amount in cash equal to the Net Payment Amount. If IBC receives a cash payment from the Shareholders (or either Shareholder) in the full amount of the Net Payment Amount, then the certification provided by IBC to the Escrow Agent pursuant to Section 4(ii) above shall direct the distribution to the Shareholders of that number of Escrowed Shares equal to the Net Payment Amount divided by the Market Value of the Escrowed Shares on the date of payment of such cash by the Shareholders (or either Shareholder) under this Section 7; provided, however, that if the Shareholders have breached any obligation pursuant to Section 2(b) above, IBC shall have the right to reduce the number of shares of IBC Stock it directs the Escrow Agent to distribute to the Shareholders pursuant to this Section 7 accordingly.

     8. No Limit on Distribution of Escrowed Shares. The provision by IBC of a certification to the Escrow Agent pursuant to Section 4(ii) above that an event set forth in Section 5(a) or 5(b) has occurred shall not in any way limit the ability of IBC to provide a subsequent certification to the Escrow Agent pursuant to Section 4(ii). It is the intent of the parties that IBC shall have the right to have all of the Escrowed Shares distributed to it if permissible pursuant to the terms set forth in this Agreement.

     9. Rights With Respect to Escrowed Shares. Until such time (if any) as Escrowed Shares are distributed to IBC or any party other than a Shareholder pursuant to Section 4 above, the delivery of the Escrowed Shares by the Shareholders to the Escrow Agent shall not affect (i) the right of the Shareholders to exercise their right to vote or give proxies with respect to any Escrowed Shares, (ii) the right of the Shareholders to receive dividends and/or other distributions with respect to the Escrowed Shares, or (iii) any other rights of the Shareholders with respect to such Escrowed Shares, except for the right and ability of a Shareholder to transfer any interest in any such Escrowed Shares. Each Shareholder agrees that he shall not transfer or attempt to transfer any Escrowed Shares or any interest in any Escrowed Shares or represent to any third party that he owns any Escrowed Shares free and clear of all liens, encumbrances, and claims of any kind.

     10. Representations and Warranties of the Shareholders. To induce IBC to enter into this Agreement, each Shareholder jointly and severally represents and warrants to IBC as follows:

          (a) Title to Shares. At the time the Escrowed Shares are delivered to the Escrow Agent pursuant to Section 2 of this Agreement, the Escrowed Shares are and will be owned of record and beneficially by one of the Shareholders, free and clear of all liens, encumbrances, and claims of any kind.


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
          (b) Validity of Stock Powers. Each blank stock power delivered by the Shareholders pursuant to Section 2 of this Agreement constitutes a legal, valid, and binding obligation of the Shareholder executing such stock power and is enforceable against such Shareholder in accordance with its terms.

     11. Terms of Agency.

          (a) Limited Liability. The Escrow Agent shall not be liable for any damages or have any obligations other than the duties prescribed in this Agreement in carrying out or executing the purposes and intent of this Escrow Agreement; provided, however, that nothing in this Agreement shall relieve the Escrow Agent from liability arising out of its own willful misconduct or gross negligence. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent's duties and obligations under this Agreement shall be administrative and not discretionary. The Escrow Agent shall not be liable to any of IBC, any Shareholder, or any third party as a result of any action or omission taken or made by the Escrow Agent pursuant to this Agreement in good faith. If any questions arise regarding the Escrow Agent's duties and obligations pursuant to this Agreement, the Escrow Agent may consult its legal counsel and rely without liability upon written opinions given to it by such counsel; provided, however, that, in such event, the Escrow Agent has acted in good faith.

          (b) Resignation. The Escrow Agent may resign at any time by giving IBC and the Shareholders at least thirty (30) days' prior written notice. In such event, the Escrow Agent shall deliver any Escrowed Shares then in its possession to a successor escrow agent, which shall be mutually agreeable to the parties to this Agreement. The resignation of the Escrow Agent shall not be effective until a successor escrow agent agrees to act as the "Escrow Agent" under this Agreement; provided, however, that if no successor escrow agent is appointed and acting within thirty (30) days after the Escrow Agent gives notice of resignation to IBC and the Shareholders, the Escrow Agent may deliver the Escrowed Shares, at the other parties expense, into a court of competent jurisdiction.

          (c) Confidentiality. The Escrow Agent agrees, for the duration of this Agreement and thereafter, to maintain the confidentiality of this Agreement and the matters set forth in this Agreement. If the Escrow Agent is served with a subpoena seeking the discovery of information relating in any way to this Agreement, the Escrow Agent agrees to notify IBC and each Shareholder within three (3) days of its receipt of the subpoena that it has been served with the subpoena. The Escrow Agent agrees to cooperate with the parties if any one or more party seeks to obtain a protective order preventing the disclosure of information relating in any way to this Agreement, provided that such cooperation shall be at the shared expense of IBC and the Shareholders.

          (d) Compensation and Indemnification. The Escrow Agent shall be compensated in accordance with attached Schedule A. IBC shall pay all compensation due to the Escrow Agent pursuant to this Agreement. IBC and the Shareholders shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and


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
employees (the "indemnitees") from and against any and all loss, liability or expense (including the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from the IBC or the Shareholders, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

     12. Termination. This Agreement shall terminate upon the earliest of (i) the distribution of all of the Escrowed Shares in accordance with the terms of this Agreement, (ii) the final determination of the Shareholders' indemnification obligations (if any) in connection with the matters that are the subject of the Investigation, and (iii) the final determination that the Shareholders' indemnification obligations (if any) in connection with the matters that are subject of the Investigation are less than Two Million Seven Hundred Thousand Dollars ($2,700,000). For the purpose of the preceding sentence, the Shareholders' indemnification obligations shall be deemed "finally determined" only upon an agreement between IBC and the Shareholders' Representative (as defined in the Merger Agreement) or the entry of a final, nonappealable order of a court of competent jurisdiction. Upon termination of this Agreement, the Escrow Agent shall distribute any remaining Escrowed Shares to the Shareholders.

     13. Trustee Exculpation. This Agreement is executed by Jeffrey A. Hechtman (the "Trustee"), not personally, but solely as trustee of the Edward M. Walder Trust and the Paul M. Walder Trust, in the exercise of the power and authority conferred upon and vested in him as such trustee, and it is expressly understood and agreed that nothing in this Agreement shall be construed as creating any liability on the Trustee personally to perform any express or implied covenant, condition, or obligation of this Agreement, all such liability, if any, being expressly waived by every person or entity now or hereafter claiming any right, title, or interest under this Agreement.

     14. Cooperation. At any time and from time to time after the date of this Agreement, IBC and the Shareholders shall each, upon the request of any party, perform, execute, acknowledge, and deliver such further acts, assignments, transfers, conveyances, and assurances as may be reasonably required for the purpose of carrying out this Agreement.

     15. Successors and Assigns. This Agreement and the rights of the parties pursuant to this Agreement may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties, the successors of IBC, and the heirs and legal representatives of the Shareholders (including, without limitation, successor trustees).

     16. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties.

     17. Counterparts. This Agreement may be executed in any number of counterparts, and any party may execute any such counterpart, each of which when executed and delivered


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shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when all of the parties have executed and delivered one or more counterparts.

     18. Notices. Any notice or other communication that is required or permitted pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or sent by fax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to IBC, to:                         with a required copy to:

     Independent Bank Corporation           Varnum, Riddering, Schmidt & Howlett LLP
     230 West Main Street                   333 Bridge Street, N.W.
     P.O. Box 491                           P.O. Box 352
     Ionia, MI 48846                        Grand Rapids, MI 49501-0352
     Attn: Robert N. Shuster                Attn: Michael G. Wooldridge
     (Facsimile: 616-527-5833)              (Facsimile: 616-336-7000)

     If to either Shareholder, to:          with a required copy to:

     Jeffrey A. Hechtman, Trustee           Horwood Marcus & Berk
     Horwood Marcus & Berk                  180 North LaSalle Street, Suite 3700
     180 North LaSalle Street, Suite 3700   Chicago, IL 60601
     Chicago, IL 60601                      Attention: Jeffrey A. Hechtman
     (Facsimile: 312-606-3232)              (Facsimile: 312-606-3232)

     If to the Escrow Agent, to:            with a required copy to:

     611 Woodward Avenue                    227 West Monroe
     Mail Suite MI1-8110                    26th Floor
     Detroit, MI 48826                      Chicago, IL 60606
     Attention: Tammy Davis                 Attention: Christopher Holly, Esq.
     (Facsimile: 313-225-3420)              (Facsimile: 312-267-5213)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided in this Agreement. Such notice or other communication shall be deemed to have been given as of the date so delivered, faxed, mailed, or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressee.

     19. Governing Law. This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of Michigan, excluding its choice of law principles.

     20. Mutual Drafting. This Agreement is the mutual product of IBC and the Shareholders, and each provision of this Agreement has been subject to the mutual consultation, negotiation, and agreement of each of them, and shall not be construed for or against any of them.


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
     21. Further Representation. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.

     22. Severability. If any provision of this Agreement or the application of any provision of this Agreement to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     23. Limited Nature of Agreement. IBC and each of the Shareholders acknowledge and agree that this Agreement shall have no effect on any indemnification or other obligations of either Shareholder pursuant to the Merger Agreement or otherwise nor shall it have any effect on any rights of IBC pursuant to the Merger Agreement or otherwise. This Agreement shall not be construed in any way to constitute a waiver by IBC of any of such rights, nor an admission by either Shareholder of any of such obligations. Without limiting the generality of the foregoing, this Agreement shall not be construed as a waiver by IBC of any right to be indemnified for any payments made by IBC or any of its affiliates pursuant to Section 6(a) above, or the right of the Shareholders to contest such right of indemnification. In addition, if the aggregate Market Value of Escrowed Shares distributed (other than to a Shareholder) pursuant to this Agreement, together with any cash paid by either Shareholder pursuant to
Section 7 above, exceeds the actual liability (if any) of the Shareholders to IBC pursuant to the Merger Agreement, IBC shall be obligated to repay such excess amounts (if any) to the Shareholders.

     24. Right of Subrogation. If IBC (or any of its affiliates) pays any amounts pursuant to Section 5(a) or (b) above, and such amounts are funded by either a distribution of Escrowed Shares to IBC pursuant to Section 4 or a cash payment by either or both of the Shareholders pursuant to Section 7, then each Shareholder shall be subrogated to all rights and remedies belonging to IBC (and any of its affiliates) against each such payee.

                         [SIGNATURES BEGIN ON NEXT PAGE]


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
     IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.

                                        INDEPENDENT BANK CORPORATION


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------


                                        THE EDWARD M. WALDER TRUST


                                        By:
                                            ------------------------------------
                                            Jeffrey A. Hechtman
                                        Its: Trustee


                                        THE PAUL M. WALDER TRUST


                                        By:
                                            ------------------------------------
                                            Jeffrey A. Hechtman
                                        Its: Trustee


                                        ESCROW AGENT:
                                        J.P. MORGAN TRUST COMPANY, N.A.


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------


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
                                    EXHIBIT A

                               ASSIGNMENT OF STOCK

     FOR VALUE RECEIVED, and pursuant and subject to the terms and conditions of that certain Escrow Agreement by and among the undersigned; Independent Bank Corporation, a Michigan corporation ("IBC"); and certain other parties, dated of even date with this Assignment of Stock (the "Escrow Agreement"), the undersigned does hereby sell, assign, and transfer unto Escrow Agent (as defined in the Escrow Agreement) all of his right, title, and interest in and to up to __________ shares of common stock of IBC, evidenced by Certificate No. _____ (the "Shares").

     The undersigned hereby grants an irrevocable power of attorney, with full power of substitution, to the Escrow Agent to transfer, from time to time, and pursuant to one or more instruments of transfer, all or any portion of the Shares to IBC, pursuant to the terms and conditions of the Escrow Agreement.

     The undersigned hereby grants an irrevocable power of attorney, with full power of substitution, to IBC, its transfer agent, and their respective successors and assigns to transfer, or cause to be transferred, all of the Shares on the stock transfer records for IBC.

Dated: September ___, 2004
                                        ----------------------------------------


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                                 (JPMORGAN LOGO)

                                   Schedule A

                        Fees for Services as Escrow Agent

   IN CONNECTION WITH THE AGREEMENT BY AND AMONG INDEPENDENT BANK CORPORATION,
             THE EDWARD M. WALDER TRUST AND THE PAUL M. WALDER TRUST

     ACCEPTANCE FEE                                                       $1,500

     The acceptance fee covers document review, acceptance and set-up of the agreement, and other preparatory work in connection with establishment of the account for each transaction.

     ANNUAL ADMINISTRATIVE FEE                                            $1,500

     The annual administrative fee covers our usual and customary ministerial duties, including record keeping, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.

     OUT OF POCKET EXPENSES

     Any out of pocket expenses related to closing this transaction will be billed at cost.

NOTES:

The above acceptance fees are due upon closing of the transaction. All other fees are payable annually in advance, without prorating for partial year.

Please note that our willingness to act in the capacities specified above and the fees designated in this proposal are indicative and based upon our understanding of the transaction. We reserve the right to revise this proposal should any material aspect of the transaction differ from our understanding. Also, our acceptance of the above contracts and duties is subject to our usual internal review, document review and the receipt of appropriate immunities and indemnities.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, we will ask for information that will allow us to identify you.

         J.P. MORGAN TRUST COMPANY, N.A. - Institutional Trust Services
                    - 611 Woodward Avenue, Detroit, MI 48226
              Telephone: (313) 225-2211 - Facsimile: (313) 225-3420
                           Tammy.L.Davis@jpmorgan.com